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                                                                    Exhibit 10.8

                            VENDOR PROGRAM AGREEMENT

     THIS VENDOR PROGRAM AGREEMENT is dated as of March 30, 1999, between NATIONSCREDIT COMMERCIAL CORPORATION, a Delaware corporation with a place of business at 1355 Windward Concourse, Alpharetta, Georgia 30005 ("NCC"), and EXCEL SWITCHING CORPORATION, a Massachusetts corporation with its principal place of business at 255 Independence Drive, Hyannis, Massachusetts 03601 ("CLIENT").


                                 R E C I T A L S


     WHEREAS, Client desires a financing program to support the sale of its products ("EQUIPMENT"), and Client and NCC wish to establish a financing program to enable Customers of Client to finance the purchase or lease of such Equipment ("PROGRAM"), on the terms and conditions set forth herein;

     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

     1.   DEFINITIONS.

     For  purposes of this Agreement:

     "AGREEMENT" means this Vendor Program Agreement, as amended, modified, renewed or extended from time to time.

     "APPLICATION" means a credit application completed by a prospective Customer, which shall include the prospective Customer's financial statements for the previous three years and interim financial statements for the current fiscal year, bank references and other credit information concerning a Customer, as well as any other documents or information required by NCC to initiate its consideration of a proposed Transaction.

     "BUSINESS DAY" means a day other than Saturday or Sunday and any legal holidays observed in the States of Georgia, Texas or Massachusetts.

     "CONTRACT" means any Lease, conditional sales agreement, loan agreement, or other instrument or agreement evidencing or securing a Transaction.

     "CUSTOMER" means a customer of Client who is an obligor under a Transaction and/or a guarantor of such obligations.

     "DEFAULT BY CLIENT" means a material breach by Client of any of its representations, warranties or obligations under this Agreement or under any other material agreement between Client and NCC or NCC's affiliates.

     "EQUIPMENT" has the meaning set forth in the recitals of this Agreement.

     "EVENT OF BANKRUPTCY" means, with respect to any person or entity, its insolvency, inability to pay debts as they mature, failure to operate as a going concern, a voluntary or involuntary filing under Title 11 of the United States Code or any successor or similar federal or state statute or any applicable foreign law, assignment for the benefit of creditors, appointment of a receiver, or death or dissolution.

     "EVENT OF CANCELLATION" means, with respect to a Transaction, (a) a Material Adverse Change in the financial or other condition of Client since the date of this Agreement or of the Customer since the date of the related Application, (b) any Default by Client, (c) notification by a Customer either to Client or NCC of its intent to cancel all or any part of its Transaction or to reject or refuse to accept any Equipment, (d) the inaccuracy of any credit information supplied to NCC with respect to the Customer or Transaction, or (e) any failure by Client to fulfill any of the obligations it may have to NCC with respect to such Transaction.


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     "FINAL DOCUMENT PACKAGE" means such documents as NCC deems necessary to the complete the Transaction and to pay the Funded Amount to Client.

     "FINANCING TRANSACTION" means a Transaction which constitutes a loan, conditional sales contract, a lease intended as security (i.e., a contract between NCC and a Customer for a specified term where legal title to the Equipment passes to the Customer or which contains a purchase option for a bargain or nominal amount) or other similar forms of financing whereby NCC finances the Purchase Price and the Customer grants a security interest in the related Equipment to NCC.

     "FISCAL YEAR" means calendar year ending on or after the date of this Agreement.

     "FUNDED AMOUNT" means the Purchase Price of the applicable Equipment, net of any down payment or deposit paid to Client by the Customer.

     "LEASE" means a contract between NCC and a Customer for a specified term during which NCC is the owner of the Equipment and the Customer is allowed use of the Equipment subject to the terms of the contract.

     "MATERIAL ADVERSE CHANGE" means, as to Client or a Customer, (a) a material adverse change in its financial condition, properties, assets, business, operations or prospects, (b) a material change in its corporate structure, ownership, management or control, or (c) the occurrence of an Event of Bankruptcy.

     "NET BOOK VALUE" means the value of a Transaction, as reflected on NCC's books and records, calculated on the basis of: (a) all accrued and unpaid sums due under the Transaction; plus (b) all future payments due during the remaining term of the Transaction, with each such payment discounted to its present value at the rate applicable to the Transaction (or such other special rate as may be applicable thereto) as of the date of payment due NCC under this Agreement; plus
(c) an amount equal to the residual value of the Equipment assumed by NCC, discounted to its present value at the rate applicable to the Transaction as of the date of payment due NCC under this Agreement; plus (d) all unpaid or accrued taxes, insurance if any, collection costs and other sums, including court costs and reasonable attorney's fees, due NCC under the Transaction.

     "NET LOSS" has the meaning set forth in Section 8(b).

     "NET SALE PROCEEDS" means gross proceeds realized by NCC from the sale of any Equipment, net of costs of repossession, storage and sale of Equipment, Taxes, court costs and reasonable attorneys' fees, and other expenses incurred or payable by NCC in connection with realization on the Equipment or enforcement of the related Contract. If Equipment is sold on credit, gross sale proceeds will include any cash down payment, any trade-in allowed by NCC and the portion of the sales price financed by NCC.

     "OFF-LEASE" has the meaning set forth in Section 10(a).

     "PROGRAM" has the meaning set forth in the recitals of this Agreement.

     "PURCHASE PRICE" means the invoiced cost of the Equipment, plus any applicable delivery and installation charges and sales taxes, paid to Client by NCC with respect thereto, the cost of which shall not be greater than the published list price of equivalent equipment.

     "REMARKET" means the re-lease or sale of Off-Lease Equipment by Client pursuant to Section 10.

     "REPRESENTATIVE" means a representative of Client.

     "TAXES" has the meaning set forth in Section 10(f).

     "TERM" has the meaning set forth in Section 13.

     "TRANSACTION" means a lease or financing of Equipment for a Customer by NCC in the form of a Lease, Financing Transaction or other financing product.

                                    -2-

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     "ULTIMATE NET LOSS LIMIT" has the meaning set forth in Section 8(a).

     2.   ORIGINATING TRANSACTIONS.

     Subject to the terms hereof, NCC may from time to time develop and make available to Customers certain financing products for use under the Program. Client shall (a) promote NCC as its financing company of choice with respect to the financing or leasing of Equipment, and (b) encourage each of its Representatives to make financing options through NCC known to Client's customers and to utilize such financing options, as appropriate, in the conduct of his or her sales efforts pursuant to the terms and conditions of this Agreement. NCC shall have the right of first refusal on any transaction originated by Client involving the financing or leasing of Equipment during the Term of this Agreement; provided, however, that Client may find another financing source for a proposed transaction, if Client can find better terms and pricing than those approved by NCC for the transaction.

     3.   CONSIDERATION OF TRANSACTIONS.

     (a) NCC and/or Client will cause each prospective Customer to complete and deliver to NCC an Application. NCC will review such Application upon its receipt and will notify Client of NCC's credit decision. All credit decisions will be at the sole discretion of NCC. NCC will use its best efforts to either approve or reject any proposed Transaction of $500,000 or less within two Business Days of its receipt of a completed Application, and will use its best efforts to either approve or reject any proposed Transaction between $500,000 and $2,000,000 within five Business Days of receipt of a completed Application.

     (b) Upon the approval of an Application, NCC shall cause a Final Document Package to be delivered to a Customer.

     (c) NCC shall not be obligated to enter into a Transaction or to purchase the related Equipment, if either (i) NCC has not received the Final Document Package within 90 days after NCC sent such package to the Customer, or (ii) prior to payment by NCC of the Funded Amount for the Transaction, NCC determines, in its good faith judgment after consultation with Client, that an Event of Cancellation has occurred. Upon the passage of such 90 day period or NCC's determination of an Event of Cancellation, NCC shall transfer to Client any interest which NCC may have in such Transaction or the related Equipment. Thereafter, NCC shall have no further liability to the Customer or Client in connection with such Transaction.

     4.   ACQUISITION OF EQUIPMENT.

     Subject to Section 3, and provided Client has fulfilled all of its obligations relating to a Transaction, NCC will pay Client the Funded Amount with respect to such Transaction by wire transfer within two Business Days after NCC's receipt of a complete Final Document Package therefor.

     5.   PURCHASE ORDER AND WARRANTY.

     (a) As to each Lease, Client (i) consents to the assignment by the applicable Customer to NCC of any purchase order for, and all warranty rights in connection with, the Equipment related to such Transaction; (ii) agrees that NCC will not be liable for any obligations of the Customer under any Transaction documents; and (iii) agrees, upon such acceptance, to deliver to NCC an invoice or bill of sale conveying to NCC good title to such Equipment, free and clear of all liens and encumbrances.

     (b) As to each Financing Transaction, Client (i) acknowledges that it has transferred to the applicable Customer all warranty rights in connection with the Equipment; (ii) agrees that NCC will not be liable for any obligations of the Customer under any Transaction documents; and (iii) agrees, upon the acceptance of such Equipment by the applicable Customer, to deliver to NCC a copy of an invoice or bill of sale evidencing that good title to such Equipment, free and clear of all liens and encumbrances, has passed to the Customer.

     (c) NCC shall not bear any risk of loss to any Equipment until the date of acceptance by the Customer and NCC's payment of the Funded Amount relating thereto.

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     6.   ADMINISTRATION.

     (a) NCC will provide general administrative and operations services in connection with the Program, including but not limited to sales support, operations support, credit investigation, and billing and collections. NCC will work with Client to originate, structure and negotiate new Transactions and otherwise support the Program and Client's sales efforts. NCC will monitor the quality of customer service and provide for the continuous improvement of such areas as necessary. Except as otherwise provided in this Agreement, NCC will perform all usual and customary duties in the operation of a business engaged in the provision of financing services, including (i) maintaining and operating systems which track the status of each Transaction; (ii) billing Customers and receiving and applying funds; (iii) preparing, executing and filing documents, including leases, notes, security agreements, guaranties and UCC financing statements; and (iv) collecting and paying all applicable property, sales, use or similar taxes with respect to Leases and, as appropriate, preparing and filing tax returns in connection therewith. NationsCredit will provide Client with monthly reports showing the agings of rentals on Leases and payments on Financing Transactions, as well as such other information as Client may reasonably request from time to time.

     (b) Client irrevocably appoints NCC, with power of substitution, as Client's attorney-in-fact to act in Client's name and stead with respect to the Transactions, and to endorse or sign Client's name on all checks and collections relating to the Transactions, as NCC deems necessary or appropriate to protect NCC's interest in the Equipment, the Transactions and any security therefor. NCC will use its best efforts to deliver copies to Client of any items endorsed with Client's name pursuant to this Section, other than routine payments on Transactions.

     (c) NCC and Client will each appoint a Program manager to serve as the primary contact between Client and NCC under the Program. The Program managers will be charged with the management of the relationship between Client and NCC under the Program, including compliance by the parties with this Agreement. The Program managers will (i) facilitate the day to day interactions between the parties; (ii) assess and resolve disputes between the parties arising from the day to day operations of the Program; (iii) review from time to time the documents required to be used under the Program; and (iv) perform such other functions required of each from time to time pursuant to this Agreement.

     (d) At Client's request, NCC will sponsor training programs for Client sales representatives and manufacturer representatives. Such programs would include training in the proper documentation of Transactions, techniques in the use of leases and other financial products as sales tools, and such other matters as the parties may mutually agree. Client will use its best efforts to encourage its Representatives to attend such training programs. Each party shall pay the transportation, facilities and accommodation costs for the training programs for its own employees or representatives.

     (e) Client will invite the appropriate managers of NCC to participate in selected sales and marketing meetings, product announcements and such other events as the Program managers deem appropriate. All of the foregoing will be subject to compliance with all applicable laws, including the securities laws of the United States and any other applicable jurisdiction.

     7.   REPURCHASE OF CONTRACTS.

     (a)   If NCC or Client reasonably determines that:

     (i) any Equipment has been surrendered, damaged beyond repair, destroyed or abandoned by a Customer, or repossessed;

     (ii)  an Event of Bankruptcy has occurred with respect to a Customer; or

     (iii) any Customer has defaulted in the payment of its obligations and such default has continued uncured for 61 days or more;

then Client may, and shall upon demand by NCC, repurchase the applicable Contract and related Equipment by paying the Net Book Value therefor. Such repurchase shall occur within 10 Business Days after NCC makes demand therefor; provided, however, that in the case of clause (iii), Client may cure all payment and other defaults

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under a Contract in lieu of repurchase; and provided further, that such cure may only be effected up to four times for any given Contract. The obligation of Client to repurchase Contracts and Equipment pursuant to this Section shall be limited as set forth in Section 8.

     (b) If Client fails to repurchase any Contract and Equipment as required herein, NCC may (but shall not be required to) liquidate same, including repossession and disposition of the Equipment, and Client shall be liable for any resulting deficiencies and all reasonable expenses incurred in connection therewith. Any Equipment may be sold by NCC for cash or on credit, and the Net Sale Proceeds received by NCC shall be deducted from Client's deficiency obligation.

     (c) Concurrently with the payment by Client of the Net Book Value for any Contract and Equipment, NCC shall assign same to Client, without recourse, representation or warranty of any kind, except that NCC shall warrant that it has title free from liens and encumbrances created by or through NCC. All financing statements relating to the Contract and/or Equipment shall be assigned to Client, and NCC shall deliver to Client such original copies of the Contract and all related Transaction documents held by NCC.

     8.   ULTIMATE NET LOSS LIMIT.

     (a) The aggregate Net Loss incurred by Client pursuant to Section 7 with respect to Contracts funded by NCC in any Fiscal Year shall not exceed an amount ("ULTIMATE NET LOSS LIMIT"), determined as of the last day of such year, equal to (i) the aggregate Net Book Value of all Contracts having a risk rating of 8 or higher (as determined by NCC's credit department using its customary criteria) funded by NCC during such year, plus (ii) the greater of (A) $2,000,000 or (B) 20% of the aggregate Net Book Value of all other Contracts funded by NCC during such year. Separate calculations of Net Loss and Ultimate Net Loss Limit shall be made for each pool of Contracts funded by NCC during each Fiscal Year.

     (b) As used herein, "NET LOSS" means, with respect to any Contract, the sum of (i) all payments made by Client to NCC to repurchase such Contract, plus (ii) any cure payments made by Client to NCC with respect to such Contract, minus
(iii) the total amount realized by Client (net of reasonable expenses) upon the liquidation or disposition of such Contract and the related Equipment, including recoveries from any Customer and from the sale, lease or other disposition of the Equipment. In computing Net Loss, amounts paid by Client with respect to a Contract may only be included if Client shall have Remarketed the related Equipment within 120 days following the date on which NCC requested repurchase of the Contract.

     (c) Client shall keep records with respect to each Contract that it repurchases from NCC, showing amounts paid by Client to NCC with respect to such Contract, amounts realized by it from the liquidation of Equipment, amounts otherwise recovered and costs of recovery. Upon request, Client will furnish a written report to NCC, within 10 days after the request, showing such amounts for any or all Contracts. NCC shall be entitled, on reasonable notice and at reasonable times, to audit such records of Client.

     (d) Client may not, without the prior written consent of NCC (which shall not be unreasonably withheld), sell any Equipment for a price less than the Net Book Value of such Contract, or compromise or settle the amount owing on any repurchased Contract for an amount less than the Net Book Value thereof. If Client incurs 100% of the Ultimate Net Loss Limit with respect to any Fiscal Year, NCC may apply any further Net Losses for such year to the Ultimate Net Loss Limits for other Fiscal Year(s), in such order and timing as NCC deems appropriate.

     9.   RETURN OF EQUIPMENT; CAPITAL LEASES; INDEMNIFICATION.

     (a) With respect to each Contract under which the Equipment is located outside the United States, Client will ensure the return of such Equipment to a U.S. location specified by NCC upon expiration or other termination of the Contract, whether due to default under a Transaction Document, early termination, failure to purchase any Equipment under the Contract, expiration of the lease term or otherwise. If any such Equipment is not so returned, Client shall, at its option, (i) deliver to NCC replacement equipment of comparable value, technology and utility, or (ii) repurchase the Equipment and related Contract from NCC for the Net Book Value of the Contract.

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     (b) Client will use its best efforts to ensure that all Leases funded hereunder may be treated by NCC as capital leases for tax and other purposes.

     (c) If (i) Client breaches any representation, warranty or covenant or fails to perform its obligations in this Agreement, or any related instrument or agreement, (ii) any Customer returns or fails to accept any Equipment for any reason, (iii) any Customer fails to make its first rental payment following NCC's funding of a Contract, or (iv) any Customer fails to make payments under any Contract alleging action or inaction (including breach of any agreement or warranty) on the part of Client, then NCC may require that Client repurchase the affected Contract(s) and NCC's rights respecting the applicable Equipment for the Net Book Value thereof. Such repurchase shall occur within 10 Business Days after NCC makes demand therefor.

     (d) Client agrees to indemnify and hold harmless NCC from and against any loss, cost, claim, action, damage, injury or expense, including reasonable attorneys' fees, that NCC may incur in connection with or by reason of Client's failure to observe or perform any provision of this Agreement, or any related instrument or agreement. Client agrees to pay all costs and expenses (including reasonable attorneys' fees) incurred by NCC in the enforcement of this Agreement.

     (e) Client's repurchase, remarketing, indemnification and other obligations under this Agreement shall not be avoided or limited for any reason, including without limitation usury or any other defenses to payment claimed or alleged by any Customer, release of any security for a Transaction by NCC, or waivers, extensions or other accommodations made by NCC with respect to Customer's obligations under any Contract or Transaction. NCC shall not be required to attempt to collect amounts owing under any Contract, to commence legal action against any Customer, to realize value from any Equipment, or to enforce any rights against Client, as a precondition to demanding that Client repurchase any Contract or Equipment or otherwise fulfill its obligations hereunder. To the fullest extent permitted by law, Client waives any defense or offset it may now have or hereafter acquire to its repurchase obligations hereunder, including any defense under suretyship laws or principles. Client waives presentment for payment, acceptance, protest and notice of protest and all other notices to which it might be entitled by law, except as provided in this Agreement. NCC's rights hereunder are cumulative.

     (f) Client's obligations under this Section are not subject to the limitations of Section 8 and will not be included in calculating Net Loss.

     10.  REMARKETING.

     (a) Client will, at the request of NCC, assist NCC in Remarketing any Equipment returned to or repossessed by NCC, whether due to expiration of a Lease, default under a Contract, early or scheduled termination of a Lease, voluntary return of Equipment, or otherwise (such Equipment being "OFF-LEASE"). Remarketing shall be performed as provided below. Client shall not discriminate against Equipment being Remarketed hereunder in favor of any other used equipment owned, managed, sold or remarketed by Client.

     (b) Client will diligently perform the following Remarketing services with respect to each item of Equipment (including any Equipment covered by a Contract as a result of previous Remarketing):

     (i) Communicate directly with the Customer to solicit and/or present renewal and purchase options for the Equipment at least 90 days prior to scheduled expiration of the Contract;

     (ii) Provide telephonic and written feedback to NCC regarding the status of Remarketing negotiations with a Customer, including the Customer's intentions, counterproposals, and any new equipment or upgrade requests; and

     (iii) At least 75 days in advance, use reasonable efforts to inspect any Equipment that is scheduled to become Off-Lease and make recommendations to NCC as to any refurbishment, upgrades, performance improvements and engineering changes (including projected costs and estimated fair market value upon completion) appropriate for Remarketing of the Equipment.

     (c) Upon request by NCC, Client will use reasonable efforts to perform the following Remarketing services for any Equipment that is or is becoming Off-Lease:

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     (i)   Peaceably take possession of Equipment as it becomes Off-Lease, transport it to storage facilities, store the Equipment and insure the Equipment against all risks of casualty, theft and destruction;

     (ii) With NCC's prior written approval, repair and refurbish the Equipment to return it to a marketable condition, cause the Equipment to perform and be warranted up to the warranty that Client then makes available for similar models of used equipment, and provide all engineering changes appropriate for equipment of the same model;

     (iii) Provide or obtain a manufacturer's written certification that the Equipment is qualified for inclusion under the manufacturer's standard maintenance policy for any new lessee or owner, and certify the Equipment to any applicable statutory or regulatory standard or specification;

     (iv)  Seek new lessees or purchasers; and

     (v) Relicense all software used with the Equipment to the new lessee or purchaser.

     (d) Client will provide Remarketing reports to NCC, within 10 days after the end of each month, detailing as of the end of the prior month (i) any Equipment becoming Off-Lease within the next 90 days, and any negotiated extension, renewal or disposition thereof, (ii) all Equipment disposed of or re-leased during such month, showing the terms of such Remarketing, (iii) a description of all Off-Lease Equipment, including model and serial number, (iv) prices, if any, obtained in the marketing or remarketing of similar equipment by Client, (v) prices, if any, obtained at scrap or salvage for similar equipment by Client, and (vi) such other information as NCC may reasonably request.

     (e) In establishing rental or sales rates for the Remarketing of any Equipment, Client shall apply rates that, in its best commercial judgment, are the most favorable rates obtainable for equipment of such types. Client shall not offer credits or discounts without NCC's prior approval. Client will promptly identify to NCC any prospective lessees or purchasers of any Equipment, and will promptly transmit any proposed lease, renewal, extension or sales contract relating to Equipment and any related materials. Client shall use its best efforts to provide NCC with such credit information as NCC may request with respect to any prospective lessee or purchaser, but it is understood that such information is provided without warranty by Client as to accuracy or completeness. NCC may approve the Customer, price, terms and conditions of any Remarketing transaction in NCC's sole discretion, and Client will not consummate any transaction unless it is approved. If NCC approves of a transaction, it will notify Client in writing of the approval. NCC's failure to notify Client of approval within five Business Days after receipt of complete credit and other information will constitute disapproval. NCC will, concurrently, use its reasonable efforts to remarket any Off-Lease Equipment.

     (f) Upon the Remarketing of any Equipment, Client will promptly pay all sales, use, property, excise, ad valorem or other taxes payable to any governmental body in connection with the Remarketing (collectively, "TAXES") from any cash proceeds derived in the Remarketing, and will deliver the remaining cash proceeds to NCC. Upon Remarketing in a cash sale, Client shall deliver to NCC the executed sales contract and all other documents evidencing the sale. Upon Remarketing through a re-lease, extension, renewal or installment sale, Client will promptly deliver to NCC:

     (i) The executed lease, installment sales agreement, or extension or renewal agreement, together with all related instruments and agreements, in form and substance satisfactory to NCC, and an assignment thereof signed by Client in favor of NCC;

     (ii) A notice of assignment addressed to the lessee or purchaser, executed by Client, in a form acceptable to NCC;

     (iii) Such UCC and lien filings, title information and evidence of insurance as NCC may require;

     (iv) An installation certificate showing the Equipment has been installed, is ready for use and has been unqualifiedly accepted by the lessee, purchaser and/or user; and

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     (v)   Such other instruments, agreements and information as NCC may reasonably request.

     (g) NCC will promptly reimburse Client for all reasonable out-of-pocket expenditures made by Client for transportation, storage, refurbishment, upgrade, improvement, reengineering, remarketing and sale of any Off-Lease Equipment returned by a lessee at the scheduled expiration of a Lease (and not as a result of early termination, default or other cause), to the extent such expenditures were approved in writing, in advance, by NCC with respect to the Equipment. Upon Client's successful Remarketing of any other Off-Lease Equipment, and payment of all Taxes relating thereto, Client shall be reimbursed from the remaining Remarketing proceeds received upon the sale, or from the initial rental payments under any lease or extension, for any such expenditures made by Client and approved in writing, in advance, by NCC with respect to such Equipment. For purposes of this Section, Client's expenditures will be calculated at Client's actual cost, not its customary retail price, for the applicable services or parts. In addition, once NCC has received the Net Book Value of the applicable Contract, NCC shall share with Client 35% of all additional amounts realized from Client's Remarketing of the Equipment (whether such Equipment was returned upon scheduled expiration of a Lease, as a result of early termination or default, or otherwise), as and when received by NCC.

     11.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF CLIENT.

     Client hereby represents, warrants and covenants to NCC, as of the date hereof, the date of each Application, the date of payment by NCC of any Funded Amount, and throughout the term of any Transaction, that:

     (a) Client is a duly organized and validly existing corporation, and has full power to enter into this Agreement and to carry out the transactions contemplated hereby; the execution and delivery of this Agreement and the performance by Client of the transactions contemplated hereby have been duly authorized by all necessary corporate action; and this Agreement constitutes a legal, valid and binding obligation of Client, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting the rights and remedies of creditors generally and the availability of equitable remedies;

     (b) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default of any statute, rule, or decree of any court, administrative agency or governmental body to which Client is or may be subject, or any material agreement by which Client or any of its assets is bound;

     (c) All documents relating to a Transaction to which Client is a party or by which it is bound will be genuine, legal, valid, and binding obligations of Client enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar laws affecting the rights and remedies of creditors generally and the availability of equitable remedies;

     (d) To the best of Client's knowledge, the signature of the Customer is genuine on its Transaction documents, and the individual signing on behalf of the Customer holds the office set forth below his name;

     (e) Client has not received nor will it receive any rent or other monies from any Customer in respect of any Transaction (other than any required advance rent or down payments disclosed in the Application and Final Document Package), and Client will immediately remit any advance rent or other funds owed to NCC with respect to any Transaction;

     (f) Client will deliver to NCC good title to the Equipment governed by any Transaction which constitutes a Lease, free and clear of all liens, claims, security interests and encumbrances (other than the rights of the applicable Customer to use the Equipment pursuant to the terms of the applicable Transaction), on and as of the date of the Customer's acceptance of the Equipment;

     (g) The Equipment covered by any Contract funded by NationsCredit has been delivered to and accepted by the named Customer, and is in good working order, condition and repair, conforming to specifications; the Equipment satisfies all federal, state, local and applicable foreign governmental standards for its use, existence and operations; Client will service and maintain the Equipment in compliance with any service or maintenance contracts it has with the Customer; and Client will honor any agreements made or warranties given by Client to any Customer in connection with any Transaction;

     (h) Client has disclosed to NCC all credit information known to Client that could be reasonably relevant to a credit determination concerning a Customer or Transaction; and Client has not participated in, nor has knowledge of, any fraudulent act in connection with any Transaction or any Customer;

     (i) Client shall pay all applicable sales, use or property taxes which may apply to the Equipment assessed or imposed on or prior to the time NCC or the applicable Customer acquires the Equipment, and, upon NCC's request, Client will use its best efforts to provide NCC with proof of such payment as promptly as possible;

     (j) The Customer under each Contract is a "resident" of the United States for all taxing purposes; NCC is not required to be licensed or to obtain any licenses or governmental approvals (whether U.S. or foreign) for any Contract relating to Equipment located outside the United States; no taxes, withholdings, imposts, duties, assessments or similar items are payable by NCC in connection with any such Contract or Equipment; and all rentals and other amounts payable under the Contract are denominated and payable in U.S. dollars;

     (k) For each Contract relating to Equipment located outside the United States, Client or Customer has paid (or when due will promptly pay) all sales, use, property, installation or other taxes, duties, withholdings, assessments, licenses, tolls, inspection fees or other fees, bonds, permits, certificates or taxes which were (or may be) required to be paid or obtained, as the case may be, in connection with (i) Customer's acquisition of the Equipment; (ii) the execution or delivery of the Contract; (iii) the acquisition of the Equipment by NCC; and (iv) the Contract and Equipment;

     (l) Client will deliver to NCC, within 120 days after the end of Client's fiscal year, its annual audited financial statements or annual report for such fiscal year, and within 60 days after the end of each fiscal quarter, Client's unaudited quarterly financial statements, in form and substance satisfactory to NCC, and certified by an officer of Client in a manner acceptable to NCC; and the financial statements of Client delivered to NCC from time to time fairly present the financial position of Client as of the dates thereof and the results of operations of Client for the periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis; and

     (m) No Material Adverse Change has occurred with respect to Client since the date of this Agreement; and Client will promptly notify NCC immediately upon becoming aware that any such Material Adverse Change could occur or has occurred.

     12.  REPRESENTATIONS AND WARRANTIES OF NCC.

     NCC hereby represents, warrants and covenants to Client, as of the date hereof, that:

     (a) NCC is a duly organized and validly existing corporation, and has full power to enter into this Agreement and to carry out the transactions contemplated hereby; the execution and delivery of this Agreement and the performance by NCC of the transactions contemplated hereby have been duly authorized by all necessary corporate action; and this Agreement constitutes a legal, valid and binding obligation of NCC, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting the rights and remedies of creditors generally and the availability of equitable remedies; and

     (b) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default of any statute, rule or decree of any court, administrative agency or governmental body to which NCC is or may be subject, or any material agreement by which Client or any of its assets is bound.

     13.  TERM AND TERMINATION.

     This Agreement will be effective upon execution by NCC and Client and will continue from such effective date for a period of two years ("TERM"). Upon expiration of the Term, this Agreement will automatically renew and the Term will extend for successive terms of one year, unless either party has theretofore notified the other party that this Agreement shall terminate at the end of its current Term. This Agreement may also be terminated (a) by NCC upon 90 days prior written notice to Client if NCC does not receive annual credit approval from its senior management for the Program, or if an Event of Cancellation occurs that is applicable to all Transactions, or (b) by Client upon 90 days prior written notice to NCC if Client's Board of Directors hereafter disapproves the Program. Termination of this Agreement shall not affect Client's repurchase, remarketing, indemnification and other obligations relating to Transactions funded or committed by NCC prior to such termination, which obligations shall continue until all such Transactions are paid in full and NCC has disposed of all related Equipment.

     14.  ASSIGNMENT OF RIGHTS.

     The rights and obligations of NCC and Client under this Agreement may not be assigned without the prior written consent of the other party; provided, however, that NCC may, without prior written consent, assign any of its rights hereunder or under any Transaction to an affiliate (but such assignment shall not relieve NCC of its obligations hereunder), and Client may, without prior written consent, assign any of its rights to payment hereunder to any party. NCC may, in its sole discretion, securitize or syndicate its rights under any Transaction.

     15.  Y2K COMPLIANCE.

     Client represents, warrants and covenants that it (a) has initiated a review and assessment of all areas within its and its affiliates' business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (i.e., the risk that computer applications used by it or any of its affiliates (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) has developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, (c) has, to date, implemented that plan in accordance with that timetable, (d) reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its affiliates' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on it, and
(e) will promptly notify NCC in the event it discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its affiliates' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect on Client.

     16.  MISCELLANEOUS.

     (a) Client will have no right nor will it attempt to accept collections, repossess or consent to the return of any Equipment involved in a Transaction funded by NCC, unless Client obtains the prior written consent of NCC, nor will Client otherwise modify the terms of any such Transaction in any way whatsoever.

     (b) Notices to Client or NCC under this Agreement will be deemed to have been given when sent by recognized overnight delivery service or by certified mail, return receipt requested, to the other party at the address first stated above or such other address as such party may have provided by notice. Notices will be effective one Business Day after deposit with an overnight courier or five Business Days after transmittal by certified mail.

     (c) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior understandings or agreements of the parties relating thereto. The terms of this Agreement, or any related instrument or agreement, may not be modified orally, but only by a writing duly executed by both parties. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will not impair the enforceability of any other provision of this Agreement.

     (d) The failure of any party at any time to require performance of any provision hereof will not affect the right to require full performance thereof at any time thereafter, and the waiver by either party of a breach of any provision will not constitute a waiver of any subsequent breach or nullify the effectiveness of such provision.

     (e) This Agreement may be executed in one or more counterparts, all of which together will constitute one and the same instrument. If there is any conflict between this Agreement and any ancillary agreements with respect to any Transaction or the related Equipment, then as between NCC and Client, the terms and conditions of this Agreement will control.

     (f) This Agreement and any amendments hereto will be binding on and inure to the benefit of the parties hereto, and their respective permitted successors and assigns. This Agreement will not benefit or be enforceable by any other person or entity, including any Customer.

     (g) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that the state and federal courts located in New York, New York shall have jurisdiction to hear and determine any dispute pertaining to this Agreement and the matters contemplated hereby, and the parties expressly submit and consent to such jurisdiction. TO THE MAXIMUM EXTENT PERMITTED BY THE LAWS OF ANY FORUM STATE, CLIENT AND NCC EACH HEREBY WAIVE TRIAL BY JURY IN ANY PROCEEDING RELATING TO THIS AGREEMENT, ANY TRANSACTION HEREUNDER OR ANY RELATED MATTERS.

     IN WITNESS WHEREOF, this Vendor Program Agreement is executed as of the date set forth above.

NATIONSCREDIT COMMERCIAL                    EXCEL SWITCHING CORPORATION
CORPORATION

By /s/ WILLIAM GMAZ                         By /S/ STEPHEN S. GALLIKER
  ------------------------------              ----------------------------------
Title: Senior Vice President                Title: Chief Financial Officer